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                                       UNITED STATES
                               SECURITIES AND EXCHANGE COMMISSION
                                   Washington, D.C. 20549
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                                          FORM 144                                                              SEC USE ONLY
                              NOTICE OF PROPOSED SALE OF SECURITIES                                          ---------------------
                      PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933                                  DOCUMENT SEQUENCE NO.

                                                                                                             ---------------------
ATTENTION: TRANSMIT FOR FILING 3 COPIES OF THIS FORM CONCURRENTLY WITH EITHER PLACING AN ORDER WITH A        CUSIP NUMBER
           BROKER TO EXECUTE A SALE OR EXECUTING A SALE DIRECTLY WITH A MARKET MAKER.
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
1 (a) NAME OF ISSUER (Please type or print)                     (b) IRS IDENT. NO.     (c) S.E.C. FILE NO.   WORK LOCATION

   DuPont Photomasks, Inc.                                          74-223-8819            0-20839           ---------------------
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1 (d) ADDRESS OF ISSUER                          STREET                    CITY         STATE     ZIP CODE   (e) TELEPHONE NO.
                                                                                                             AREA CODE   NUMBER
                           100 Texas Avenue                             Round Rock      Texas      78664        512      310-6531
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2 (a) NAME OF PERSON FOR WHOSE    (b) SOCIAL SECURITY NO.  (e) RELATIONSHIP TO  (d) ADDRESS     STREET     CITY    STATE  ZIP CODE
      ACCOUNT THE SECURITIES          OR IRS IDENT. NO.        ISSUER
      ARE TO BE SOLD

      Preston M. Adcox Jr.            ###-##-####              President & COO      100 Texas Avenue    Round Rock  Texas   78664
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INSTRUCTION: THE PERSON FILING THIS NOTICE SHOULD CONTACT THE ISSUER TO OBTAIN THE I.R.S. IDENTIFICATION NUMBER AND THE S.E.C.
FILE NUMBER.

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3 (a)            (b)                           SEC USE ONLY      (c)           (d)         (e)          (f)           (g)
                                              --------------
Title of the      Name and Address of Each    Broker-Dealer       Number of    Aggregate    Number of   Approximate   Name of Each
  Class of        Broker Through Whom the     File Number         Shares or     Market      Shares or   Date of Sale   Securities
 Securities       Securities are to be                           Other Units    Value      Other Units  (See instr.     Exchange
 To Be Sold       Offered or Each Market                         To Be Sold   (See instr.  Outstanding     3(f))       (See instr.
                  Maker who is Acquiring                         (See instr.     3 (d))    (See instr.  (MO DAY YR)       3(g))
                  the Securities                                    3(c))                     3(e))
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  DuPont          Merrill Lynch /                                 11,137       $704,303    15,100,000     8/21/97           OTC
Photomasks,       Photomasks SOP Unit                                                                        &
Inc. common       400 Atrium Drive                                                                        8/25/97
                  Somerset, NJ 08873
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  DuPont          Cowen & Company                                10,922       $682,625    15,100,000      8/22/97           OTC
Photomasks,       1111 Bagby
Inc. common       Houston, TX 77002
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INSTRUCTIONS:
1. (a) Name of issuer                                               3. (a) Title of the class of securities to be sold
   (b) Issuer's I.R.S. Identification Number                           (b) Name and address of each broker through whom the
   (c) Issuer's S.E.C. file number, if any                                 securities are intended to be sold
   (d) Issuer's address, including zip code                            (c) Number of shares or other units to be sold (if debt
   (e) Issuer's telephone number, including area code                      securities, give the aggregate face amount)
                                                                       (d) Aggregate market value of the securities to be sold as
2. (a) Name of person for whose account the securities are                 of a specified date within 10 days prior to the filing
       to be sold                                                          of this notice
   (b) Such person's Social Security or I.R.S. identification          (e) Number of shares or other units of the class
       number                                                              outstanding, or if debt securities the face amount
   (c) Such person's relationship to the issuer (e.g. officer,             thereof outstanding, as shown by the most recent report
       director, 10% stockholder, or member of immediate family            or statement published by the issuer
       of any of the foregoing)                                        (f) Approximate date on which the securities are to be sold
   (d) Such person's address, including zip code                       (g) Name of each securities exchange, if any, on which the securities are intended to be sold
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                                                         TABLE I -- SECURITIES TO BE SOLD
                          FURNISH THE FOLLOWING INFORMATION WITH RESPECT TO THE ACQUISITION OF THE SECURITIES TO BE SOLD
                     AND WITH RESPECT TO THE PAYMENT OF ALL OR ANY PART OF THE PURCHASE PRICE OR OTHER CONSIDERATION THEREOF:

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                                                                  Name of Person
                                                                 from Whom Acquired
 Title of     Date you                                           (If gift, also give        Amount of        Date of    Nature of
the Class     Acquired     Nature of Acquisition Transaction     date donor acquired)   Securities Acquired  Payment     Payment
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
Common        8/20/97      Option Exercise                       DuPont Photomasks,          22,059          8/20/97       Cash
                                                                 Inc.



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INSTRUCTIONS: 1. If the securities were purchased and full payment therefor         2. If within two years after the acquisition
                 was not made in cash at the time of purchase, explain in the          of the securities the person for whose
                 table or in a note thereto the nature of the consideration            account they are to be sold had any short
                 given. If the consideration consisted of any note or other            positions, put or other option to dispose
                 obligation, or if payment was made in installments describe           of securities referred to in paragraph
                 the arrangement and state when the note or other obligation           (d)(3) of Rule 144, furnish full
                 was discharged in full or the last installment paid.                  information with respect thereto.
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                                               TABLE II -- SECURITIES SOLD DURING THE PAST 3 MONTHS
                               FURNISH THE FOLLOWING INFORMATION AS TO ALL SECURITIES OF THE ISSUER SOLD DURING THE
                                  PAST 3 MONTHS BY THE PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD.
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Name and Address of Seller        Title of Securities Sold        Date of Sale      Amount of Securities Sold       Gross Proceeds
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REMARKS:



INSTRUCTIONS:                                                                ATTENTION:
See the definition of "person" in paragraph (a) of Rule 144. Information     The person for whose account the securities to which
is to be given not only as to the person for whose account the securites     this notice relates are to be sold hereby represents
are to be sold but also as to all other persons included in that             by signing this notice that he does not know any
definition. In addition, information shall be given as to sales by all       material adverse information in regard to the current
persons whose sales are required by paragraph (e) of Rule 144 to be          and prospective operations of the  Issuer of the
aggregated with sales for the account of the person filing this notice.      securities to be sold which has not been publicly
                                                                             disclosed.

                               8/20/97                                       /s/  Preston M. Adcox, Jr.
                       -----------------------                                   -------------------------------------------------
                           DATE OF NOTICE                                                          (SIGNATURE)


            THE NOTICE SHALL BE SIGNED BY THE PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD. AT LEAST ONE COPY
           OF THE NOTICE SHALL BE MANUALLY SIGNED. ANY COPIES NOT MANUALLY SIGNED SHALL BEAR TYPED OR PRINTED SIGNATURES.
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       ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSION OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)
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